Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Lilly Donohue (212) 798-6118

Global Signal Updates Previous Announcement on Accounting Change For Leases

Sarasota, Florida. March 2, 2005 – Global Signal Inc. (NYSE: GSL) today announced that the change to its accounting with respect to certain types of ground leases underlying its towers previously announced on February 17, 2005 will result in a restatement of its financial statements for the two months ended December 31, 2002, the fiscal year ended December 31, 2003 and the first three fiscal quarters of 2004. The primary effect of these non-cash changes will be an increase in ground rent expense and an acceleration of depreciation expense. The restated financial statements will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which is expected to be filed later this month. The Company continues to calculate and review the materiality of these changes with respect to financial statements for earlier periods.

These non-cash changes will not impact:
•	historical or future cash flow provided by operating activities;
•	compliance with any of the Company's borrowing facilities;
•	the timing or amount of payments under related ground leases; or
•	the economic value of the Company's tower assets.

About Global Signal

Global Signal currently owns or manages approximately 4,000 wireless communications towers and other communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Global Signal and to be added to our e-mail distribution list, please visit http://www.gsignal.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, the timing for completion of the above mentioned review, the results and/or impact of the above mentioned review, the expectation of restatement of its financial statements, and the timing of its filing of its 2004 Annual report on Form 10-K including the restated financial statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),” “believe(s),” “seek(s),” “will,” “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Global Signal can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Global Signal’s expectations include, but are not limited to, conclusions reached by our independent auditors, the results of our ongoing review, pronouncements by applicable regulatory bodies, actions by other tower companies and other risks detailed from time to time in Global Signal’s SEC reports including its Form S-11 filed December 23, 2004. Such forward-looking statements speak only as of the date of this press release. Global Signal expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.